EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

July 16, 2012

among

CONMED HEALTHCARE MANAGEMENT, INC,

CORRECT CARE SOLUTIONS, LLC

and

HANOVER MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of July 16, 2012 by and among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Correct Care Solutions, LLC, a Kansas limited liability corporation (“Parent”), and Hanover Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, Parent proposes to cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase for cash all the outstanding shares of common stock, par value $0.0001 per share, of the Company, at a price per share of $3.95 (such amount, or any other higher amount per share paid pursuant to the Offer and in accordance with this Agreement, the “Offer Price”), subject to any required withholding Taxes as described in Section 2.11 and without interest, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of such acquisition, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), whereby, each issued and outstanding share of Company Stock immediately prior to the effective time of the Merger (other than shares of Company Stock tendered and accepted for payment in the Offer) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price;

WHEREAS, the respective boards of directors of each of Parent and Merger Subsidiary have unanimously (i) determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) approved and declared advisable the Merger, and (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement, (ii) approved and declared advisable the Merger, (iii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iv) recommended that the holders of the Company Stock accept the Offer, tender their shares of Company Stock into the Offer and, to the extent required by Applicable Law, approve the Merger and adopt this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement; and

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into Tender and Voting Agreements with Parent (the “Voting Agreements”) providing that such stockholders of the Company have, among other things, agreed to (a) tender the shares of Company Stock beneficially owned by them in the Offer and (b) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.  Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Physician Group” means any physician practice groups, individual physicians or other licensed providers of medical services that, in each case, provide medical services and with which the Company or any Subsidiary is affiliated through a management services agreement, independent contractor agreement or other arrangement with the Company or any Subsidiary, in each case, solely with respect to services provided, or other actions taken, with or on behalf of the Company or any Subsidiary.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, standards, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including without limitation, Healthcare Laws.

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“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry of any Third-Party relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s (or any group of Third Parties’) beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable, or (iv) any combination of the foregoing.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2011 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Scheduled Contract” means each contract or agreement filed or incorporated by reference as an exhibit to the Company 10-K, the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2012 and the Company’s current reports on Form 8-K filed with the SEC since January 1, 2012, in each case, pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

“Company Stock” means the common stock, $0.0001 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or Hazardous Substance.

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“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute thereto.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, quasi-governmental authority, department, court, agency or official, including any commission, organization, division or political subdivision thereof.

“Government Contract” means any agreement with a Government Authority pursuant to which the Company or any Subsidiary provides services to a correctional facility.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Healthcare Laws” means all Applicable Laws relating to the provision or administration of, or payment for, healthcare products or services, including, without limitation: (i) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal or state healthcare programs; (ii) the Health Insurance Portability and Accountability Act of 1996, as amended (42 U.S.C. §§ 1320d through d-8), the Health Information Technology for Economic and Clinical Health Act enacted as part of the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5 (2009), and the rules and regulations thereunder; (iii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” and the rules and regulations thereunder; (iv) 42 U.S.C. §1395nn, commonly referred to as the “Stark Law,” and the rules and regulations thereunder; (v) 31 U.S.C. §§ 3729- 33, commonly referred to as the “False Claims Act,” and the rules and regulations thereunder; (vi) 42 U.S.C. § 1320a-7(a), commonly referred to as the “Civil Monetary Penalties Law,” and the rules and regulations thereunder; and (vii) state anti-kickback, self-referral, false claims, fee splitting, privacy, licensure, certificate of need, and corporate practice of medicine laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) arising from cash/book overdrafts, (vi) under conditional sale or other title retention agreements, (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any liabilities of others described in the preceding clause (a); (c) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, (v) all data, databases and data collections; (vi) computer software (whether in source code or object code form); (vii) moral rights, design rights, industrial property rights, publicity rights and privacy rights, (viii) any similar intellectual property or proprietary rights and (ix) any and all registrations and applications for registration of any of the foregoing in any jurisdiction and any renewals or extensions thereof, provided, however, that “Intellectual Property Rights” does not include any techniques, general ideas, concepts, information, technologies, algorithms or know-how relating to methods or processes of general application which can be recalled only from the memories of the Company’s personnel.

“Interest Rate” means (x) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (y) two percent (2.0%).

“Intervening Event” means a material event, development or change in circumstances that affects the business, assets or operations of the Company and was not known or reasonably foreseeable to the Board of Directors of the Company on the date hereof, which material event, development or change in circumstances, becomes known to the Board of Directors of the Company prior to the Company Stockholder Meeting.

“knowledge” means, (i) with respect to the Company, the knowledge of Richard W. Turner and Thomas W. Fry, Stephen G. Goldberg and Larry F. Doll, after reasonable inquiry, where reasonable inquiry shall solely mean reasonable inquiry of senior management of the Company, and (ii) with respect to Parent, the knowledge of the individuals set forth on Exhibit A hereto after reasonable inquiry.

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“Leased Real Property” means the parcels of land more fully described in Section 4.14(a) of the Company Disclosure Schedule under the heading “Leased Real Property”, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Property Leases relating thereto.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has (or have) or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under or consummate the transaction contemplated by this Agreement, provided, however, that, solely with respect to clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute in and of itself a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company or its Subsidiaries operate (including changes in interest rates or the availability of credit financing, and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Subsidiaries operate), (B) changes required by GAAP or changes required by the regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate, or that result from any action taken for the purpose of complying with any such changes, (C) changes (including changes of Applicable Law) or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, (D) changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters (including acts of God, hurricanes, earthquakes or other weather conditions) involving the United States occurring prior to, on or after the date of this Agreement, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including (x) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with suppliers, distributors other business partners, and any impact on customers or employees, to the extent caused by the pendency or the announcement of the transactions contemplated hereby or (y) by reason of the identity of Parent or Merger Subsidiary or announcement or other communication of plans or intentions of Parent or Merger Subsidiary regarding any change in the conduct of the Company’s business), (F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (G) a change in the trading prices or volume of the Company Stock, (H) actions taken (or omitted to be taken) at the written request of Parent, (I) such other matters as set forth in Section 1.01 of the Company Disclosure Schedule, but solely to the extent set forth therein; except that in the case of each of clauses (A), (B), (C) and (D) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate; and provided that in the case of clauses (F) and (G), such clauses shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to any such changes independently constitutes or contributed to a Material Adverse Effect.

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“Owned Intellectual Property Rights” means all material Intellectual Property Rights owned by either the Company or any of its Subsidiaries including, without limitation, all registrations and applications for registrations for any Intellectual Property Rights which have been registered or applied for, or are otherwise recorded in the name of, the Company or any of its Subsidiaries.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (iii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (iv) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (v) Liens which do not exceed $50,000 individually or $150,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Stock Option Plan” shall mean the 2007 Stock Option Plan of the Company, as in effect on the date hereof.

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“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptance Time	Section 6.02
Adverse Company Recommendation Change	Section 6.04(a)
Agreement	Preamble
Cash on Hand Amount	Exhibit B
Certificates	Section 2.06(a)
Closing	Section 2.04(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Financial Statements	Section 4.08
Company Financial Advisor	Section 4.26
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02(a)
Company Stock Option	Section 2.07(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Confidentiality Agreement	Section 7.03
Continuing Employees	Section 7.02(a)
D&O Insurance	Section 7.01(c)
Dissenting Shares	Section 2.09
Effective Time	Section 2.04(c)
e-mail	Section 11.01
Employee Plans	Section 4.18(a)
Exchange Agent	Section 2.06(a)
Fairness Opinion	Section 4.26
Filing	Section 4.03
Financing Documents	Section 7.04
Government Programs	Section 4.12(f)
Indemnified Person	Section 7.01(a)

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Term	Section
Information Statement	Section 6.02(b)
Material Contracts	Section 4.20(a)
Merger	Recitals
Merger Consideration	Section 2.05(a)
Merger Subsidiary	Preamble
Minimum Tender Condition	Exhibit B
Offer	Recitals
Offer Closing	Section 2.01(a)(iii)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Information Statement	Section 4.10
Offer Price	Recitals
Offer Termination	Section 2.01(a)(iv)
Option Consideration	Section 2.07(a)
Outside Date	Section 10.01(b)(i)
Parent	Preamble
Parent Employee Plan	Section 7.02(a)
Parent Stockholders Consent	Section 6.02(b)
Parent Termination Fee	Section 11.04(b)(iii)
Permits	Section 4.01
Promissory Note	Section 2.03(b)
Proxy Statement	Section 4.10
Recent SEC Reports	Article 4
Representatives	Section 6.04(a)
Schedule 14D-9	Section 2.02(b)
Superior Proposal	Section 6.04(e)
Surviving Corporation	Section 2.04(b)
Tax	Section 4.16(n)
Taxing Authority	Section 4.16(n)
Tax Return	Section 4.16(n)
Termination Expenses	Section 11.04(b)(ii)(1)
Top-Up Closing	Section 2.03(b)
Top-Up Option	Section 2.03(a)
Top-Up Option Shares	Section 2.03(a)
Uncertificated Shares	Section 2.06(a)
Voting Agreement	Recitals
Warrant Consideration	Section 2.08
Warrant	Section 2.08

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Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

Article 2
The Offer and the Merger

Section 2.01.         The Offer.

(a)          On the terms and subject to the provisions of this Agreement, as promptly as practicable following the date of this Agreement (and in any event within ten (10) Business Days), Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence the Offer within the meaning of Rule 14d-2 under the 1934 Act. The obligations of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment, and pay for, any shares of Company Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit B (the “Offer Conditions”).

(i)          Merger Subsidiary reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Subsidiary shall not (A) reduce the number of shares of Company Stock subject to the Offer or sought to be purchased in the Offer, (B) reduce the Offer Price except in accordance with Section 2.10, (C) add to or impose conditions to the Offer other than the Offer Conditions or modify any Offer Condition, (D) change the form of consideration payable in the Offer, (E) extend or otherwise change the expiration date of the Offer except as required or permitted by this Section 2.01 or (F) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Stock.

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(ii)         The Offer shall initially be scheduled to expire at 5 p.m., New York time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the 1934 Act). Merger Subsidiary may, in its sole discretion, without consent of the Company, or if requested by the Company, Merger Subsidiary shall, extend the Offer on one or more occasions, in consecutive increments of between two (2) and ten (10) Business Days each, with the length of such period to be determined by Parent or Merger Subsidiary (or such other period as the parties hereto may agree), if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such Offer Conditions are satisfied. Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) extend the Offer, and such extension shall be, for any period required by Applicable Law, any rule, regulation interpretation or position of the SEC, the staff thereof or the NYSE Amex applicable to the Offer. Notwithstanding anything to the contrary in this Section 2.01(a)(ii), Merger Subsidiary shall not be required to extend the Offer beyond the earliest to occur of (A) the valid termination of this Agreement in accordance with Section 10.01 and (B) 5 p.m., New York time, on the Outside Date.

(iii)        On the terms and subject to the conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for (subject to any applicable Tax withholding pursuant to Section 2.11) all shares of Company Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer (as it may be extended and re-extended in accordance with this Section 2.01(a) and in compliance with Applicable Laws) and in any event in compliance with Rule 14e-1(c) under the 1934 Act. The date of acceptance for payment of shares of Company Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”.

(iv)        (A) If at any then-scheduled expiration of the Offer, any Offer Condition shall not have been satisfied or waived and no further extensions or re-extensions of the Offer are required pursuant to Section 2.01(a)(ii), Merger Subsidiary may terminate the Offer by delivery of a written notice to the Company, and (B) if this Agreement is terminated pursuant to Section 10.01, then Merger Subsidiary shall promptly (and, in any event, within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (A) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination”. If the Offer is terminated or withdrawn by Merger Subsidiary, or this Agreement is terminated in accordance with Section 10.01, Merger Subsidiary shall promptly return, and shall cause any depository acting on behalf of Merger Subsidiary to return, all tendered shares of Company Stock to the registered holders thereof to the extent required by the terms of the Offer.

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(b)          As promptly as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement and such other ancillary documents pursuant to which the Offer will be made (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto and such other ancillary documents, the “Offer Documents”) and cause the Offer Documents to be disseminated to the Company’s stockholders as and to the extent required by Applicable Laws. The Offer Documents will contain all information that is required to be included therein in accordance with the 1934 Act, and the rules and regulations thereunder and any other Applicable Laws. The Company shall promptly furnish to Parent and Merger Subsidiary in writing, for inclusion in the Offer Documents, all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required under the 1934 Act or reasonably requested in connection with any action contemplated by this Section 2.01(b) to be included in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of references to the Fairness Opinion and all other material disclosure relating to the Company Financial Advisor (including the fees and other consideration that the Company Financial Advisor will receive upon consummation of the Tender Offer and the Merger). Each of Parent, Merger Subsidiary and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and, subject to the provisions of this Agreement, each of Parent and Merger Subsidiary shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by all Applicable Laws. The Company and its counsel shall be given the opportunity to review and comment on (i) the Offer Documents prior to the filing thereof with the SEC, (ii) any supplements or amendments thereto prior to the filing thereof with the SEC, and (iii) copies of any correspondence between the Parent and Merger Subsidiary and their representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Merger Subsidiary shall, in good faith, give due consideration to any such comments proposed by the Company. Parent and Merger Subsidiary shall (A) provide the Company and its counsel in writing with any comments or other communications Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications, (B) give the Company and its counsel a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments or other communications and to provide comments on any response, and (C) give due consideration to any such comments.

Section 2.02.        Company Actions.

(a)          The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Company Board Recommendation (subject only to the Company’s right to rescind, modify or withdraw the Company Board Recommendation in accordance with the provisions of Section 6.04).

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(b)          On the date the initial Offer Documents are filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) and shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders (concurrently with and in the same mailing envelope as the Offer Documents). The Company shall include in the Schedule 14D-9 the Company Board Recommendation and the Fairness Opinion. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that is required or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and, subject to the provisions of this Agreement, the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by all Applicable Laws. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9 and have the Schedule 14D-9 cleared as promptly as reasonably practicable. Parent, Merger Subsidiary and their counsel shall be given the opportunity to review and comment on (i) the Schedule 14D-9 prior to the filing thereof with the SEC, (ii) any supplements or amendments thereto prior to the filing thereof with the SEC, and (iii) copies of any correspondence between the Company and its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall, in good faith, give due consideration to any such comments proposed by Parent and Merger Subsidiary. The Company shall (A) provide Parent, Merger Subsidiary and their counsel in writing with any comments or other communications the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications, (B) give Parent, Merger Subsidiary and their counsel a reasonable opportunity to participate in the response of the Company to those comments or other communications and to provide comments on any response, and (C) give due consideration to any such comments.

(c)          In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Subsidiary promptly (but in any event not later than three (3) Business Days following the date hereof) a computer list containing the names and addresses of the record holders of shares of Company Stock as of the latest practicable date, together with copies of all lists of stockholders, and shall furnish to Merger Subsidiary such information and assistance (including updated lists of shareholders, security position listings and computer files)] as Parent or Merger Subsidiary may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Subsidiary shall, and shall cause their agents to, treat the information contained in any such listings and files in accordance with the terms and conditions of the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company or destroy all copies of such information then in their possession or under their control or in the possession or under the control of any of their representatives or agents.

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Section 2.03.         Top-Up Option.

(a)          The Company hereby grants to Merger Subsidiary an irrevocable option (the “Top-Up Option”), exercisable in its sole discretion and only on the terms and conditions set forth in this Section 2.03 following the Offer Closing, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Stock that, when added to the number of shares of Company Stock directly or indirectly owned by Parent and Merger Subsidiary at the time of exercise of the Top-Up Option, shall constitute ninety percent (90%) of the shares of Company Stock outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option may not be exercised to the extent that the number of Top-Up Option Shares exceeds that number of shares of Company Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, in whole but not in part. The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no Applicable Law shall be in effect that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares. The Top-Up Option will terminate on the earlier of the Effective Time and the termination of this Agreement.

(b)          The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares complies with all Applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the 1933 Act. In the event Merger Subsidiary elects to exercise the Top-Up Option, Merger Subsidiary shall deliver written notice to the Company specifying (i) the number of Top-Up Option Shares to be issued pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary shall pay the applicable purchase price and (iii) the date and time at which the closing of the purchase of the Top-Up Option Shares by Merger Subsidiary is to take place. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place at the location specified in Section 2.04, the purchase price owed by Merger Subsidiary to the Company therefor shall be paid to the Company, at Merger Subsidiary’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of three percent (3%) per annum, (iii) shall be full recourse to Parent and Merger Subsidiary, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Option Shares.

(c)          Parent and Merger Subsidiary acknowledge that the Top-Up Option Shares that Merger Subsidiary may acquire upon exercise of the Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an applicable exemption from registration under the 1933 Act. Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that Merger Subsidiary will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Merger Subsidiary agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act).

(d)          Any dilutive impact on the value of the shares of Company Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.09.

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Section 2.04.         The Merger.

(b)          Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)          Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.

(c)          At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d)          From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.05.        Conversion of Shares. At the Effective Time:

(a)          Except as otherwise provided in Section 2.05(b) or Section 2.09, each share of Company Stock outstanding immediately prior to the Effective Time (including as a result of an exercise of the Top-Up Option by Merger Subsidiary) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration paid in accordance with Section 2.06, without interest.

(b)          Each share of Company Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)          Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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Section 2.06.         Surrender and Payment.

(a)          Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of or prior to the Effective Time, Parent shall make available to the Exchange Agent, as needed, the aggregate Merger Consideration to be paid pursuant to Section 2.05. Promptly after the Effective Time (but not later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b)          Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

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(e)          Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.06(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)          Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.09 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g)          The Surviving Corporation shall pay all charges and expenses of the Company, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

Section 2.07.         Stock Options.

(a)          By virtue of the Merger, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Company Stock Option”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.11, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of Company Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable Company Stock Option that is outstanding immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a lump sum promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time). In the event that the exercise price per share of any Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be cancelled, as of the Effective Time, without consideration or other payment thereon and shall have no further force or effect. As of the Effective Time, all Company Stock Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except for the right to receive the Option Consideration, as provided in this Section 2.07(a).

(b)          Prior to the Effective Time, the Company shall take such actions, if any, as are reasonably necessary to give effect to the transactions contemplated by this Section 2.07.

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Section 2.08.         Warrants. By virtue of the Merger, each outstanding warrant to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Warrant”) shall become fully vested and exercisable immediately prior to the Effective Time, and the holder thereof shall, subject to Section 2.11, be entitled to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders) an amount in cash equal to the product of (a) the excess, if any, of (i) the Offer Price over (ii) the exercise price per share of Company Stock subject to such Warrants, with the aggregate amount of such payment rounded up to the nearest cent, and (b) the total number of shares of Company Stock subject to such fully vested and exercisable Warrants that is outstanding immediately prior to the Effective Time (the “Warrant Consideration”). The Warrant Consideration shall be paid in a lump sum as promptly as practicable after exercise of the Warrants (but no later than two (2) Business Days after such exercise).

Section 2.09.         Dissenting Shares. Notwithstanding Section 2.06, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.05(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with Section 2.11, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of Delaware Law. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

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Section 2.10.          Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period but excluding any change that results from any exercise of Company Stock Options or Warrants that are outstanding as of the date hereof), the Merger Consideration, Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.11.         Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and its payroll agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.12.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Corporation

Section 3.01.         Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall read in its entirety as set forth in Exhibit C hereto and, as so amended, shall be the certificate of incorporation of Merger Subsidiary until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.01.

Section 3.02.         Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.01.

Section 3.03.         Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

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Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule or as otherwise described in the Company SEC Documents (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) filed after December 31, 2011 and before the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Schedule), the Company represents and warrants to Parent that:

Section 4.01.        Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, approvals and similar authorizations issued by any Governmental Authority (collectively, with respect to any material governmental licenses, authorizations, permits, certificates, registrations, consents, approvals and similar authorizations issued by any Governmental Authority, the “Permits”) required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in material violation of any of the provisions of its certificate of incorporation and bylaws as currently in effect.

Section 4.02.        Corporate Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for (unless consummated under Section 253 of Delaware Law) the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Unless consummated under Section 253 of Delaware Law, the affirmative vote of the holders of a majority of the outstanding shares of Company Stock approving and adopting the Agreement and the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

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(b)           At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, including the Offer, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer, and (iii) unanimously resolved, subject to Section 6.04(b), to recommend to the Company’s stockholders that they accept the Offer, tender their Company Shares into the Offer and vote in favor of approval and adoption of this Agreement (such recommendation, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Section 4.03.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, authorization, approval, waiver, order, license, certificate, permit or action by or in respect of, or filing with, any Governmental Authority (each a “Filing”), including any Filing with respect to Healthcare Laws or any accreditation held by the Company or any Subsidiary, other than (i) the Filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable state or federal securities laws, and (iv) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04.         Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration or other change of any material right or material obligation under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any Permit or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 4.05.        Capitalization

(a)          The authorized capital stock of the Company consists of 40,000,000 shares of Company Stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of July 13, 2012, (i) 13,959,315 shares of Company Stock were issued and outstanding, (ii) 2,752,803 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $2.492 per share (of which Company Stock Options to purchase an aggregate of 1,987,652 shares of Company Stock were exercisable and all of which are issued under the Stock Option Plan), (iii) 80,000 shares of Company Stock were subject to outstanding Warrants at a weighted-average exercise price of $1.85 per share (of which Warrants to purchase an aggregate of 80,000 shares of Company Stock were exercisable), and (iv) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company have been and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of July 13, 2012, of (i) each outstanding Company Stock Option, including the holder, date of grant, vesting schedule, exercise price and number of shares of Company Stock subject thereto, and (ii) each Warrant, including the holder, date of issuance, vesting schedule, exercise price, expiration date and number of shares of Company Stock subject thereto.

(c)          There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05, the Top-Up Option Shares and for changes since July 13, 2012 resulting from the exercise of Company Stock Options or Warrants or the vesting of restricted stock units, in each case, outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, or other voting securities of or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities of or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). Except as set forth in the Warrants and Company Stock Options, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule or as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)          Except as set forth in this Section 4.05, none of the Company Securities are owned by any Subsidiary of the Company.

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Section 4.06.         Subsidiaries.

(a)          Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 4.06 of the Company Disclosure Schedule, the Company 10-K identifies, as of its filing date, all Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws or similar organizational documents for each Subsidiary as currently in effect. No Subsidiary is in material violation of any of the provisions of its certificate of incorporation and bylaws or similar organizational documents, as currently in effect.

(b)          All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are, where applicable, duly authorized, validly issued, fully paid and non-assessable, and such capital stock or other voting securities are owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of or ownership interests in any Person.

Section 4.07.         SEC Filings.

(a)          The Company has timely filed with or furnished to the SEC, and made available to Parent (including via EDGAR) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since December 31, 2010 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”). None of the Company SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

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(b)          As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or 1934 Act, as applicable.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1933 Act or 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)          Since December 31, 2011, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE Amex.

(e)          The Company and its Subsidiaries have established and maintains a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company and its Subsidiaries, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities.

(f)          Since January 1, 2011, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee and, to the Company’s knowledge, the Company’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(g)          There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(h)          Section 4.07(h) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC) that existed or were effected by the Company or any of its Subsidiaries since January 1, 2010.

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Section 4.08.         Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of the Company (the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the Company SEC Documents, the Company has not, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries any properties, assets, liabilities, revenues or expenses in any material respect. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two (2) full fiscal years or during the current fiscal year that is currently outstanding or that resulted in an adjustment to, or any restatement of, the Company Financial Statements.

Section 4.09.         No Undisclosed Material Liabilities.   Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than liabilities or obligations: (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (c) incurred in connection with the transactions contemplated by this Agreement and (d) that would not reasonably be expected to exceed, individually or in the aggregate, $350,000.

Section 4.10.         Information Supplied.  None of the information supplied by the Company for inclusion in (a) the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the 1934 Act (together with any amendments or supplements thereto, the “Offer Information Statement”) shall, at the time filed with the SEC and as of the date such document or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the subject matter thereof which has become misleading, or (b) the Proxy Statement, if any, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, Schedule 14D-9, Offer Information Statement or Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

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Section 4.11.         Absence of Certain Changes. Except as set forth in Section 4.11 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)          any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity-based awards, options, warrants, restricted stock units, and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c)          any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(d)          (i) with respect to any director, officer, independent contractor or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000, and except to the extent required by Applicable Law, (A) any grant of any new or any material increase of any severance, retention, change in control, retirement or termination pay arrangement to (or any amendment to any existing severance pay, retention, change in control, retirement or termination pay arrangement), except for increases in the ordinary course of business consistent with past practice or (B) excluding any medical doctor employee of the Company or any of its Subsidiaries who does not have any operational control and whose annual compensation is less than $225,000, any entering into of any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any material (individually or in the aggregate) increase in benefits payable under any existing severance or termination pay policies, (iii) any establishment of, adoption of or material amendment to, except as required by Applicable Law, any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, welfare benefit, deferred compensation, stock option, restricted stock, restricted stock unit, equity or equity-based compensation or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer, independent contractor or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000, except for increases in the ordinary course of business consistent with past practice;

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(e)          any material Tax election made or changed or any material method of tax accounting adopted or changed, except, in each case, as may be required as a result of a change in Applicable Law or in GAAP;

(f)          the Company has not entered into any closing agreement relating to Taxes, filed any amended Tax Return; settled or consented to any claim or assessment relating to Taxes; incurred any obligation to make any payment of, or in respect of, any Taxes except in the ordinary course of business; or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(g)          any material Tax claim, audit or assessment settled or compromised;

(h)          any loss or revocation of, or notice of deficiency pertaining to, any Permit; or

(i)          any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent would constitute a breach of (i) Section 6.01(a), (b), (c), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (p), (q), (r), and (s), (ii) Section 6.01(t) with respect to the foregoing subsections of Section 6.01, or (iii) Section 6.06(a).

Section 4.12.         Compliance with Laws; Regulatory Matters; Permits.

(a)          The Company and each of its Subsidiaries is and at all times during the last three years has been in compliance in all material respects with, and has not been, to the knowledge of the Company, threatened to be charged with or given written or, to the knowledge of the Company, oral notice of any violation of, any Applicable Law, any Permit, or any term or condition under any Government Contract or received any written or, to the knowledge of the Company, oral notice that informs the Company or any Subsidiary that it is under investigation by a Government Authority. To the knowledge of the Company, no Affiliated Physician Group has received any written or oral communication from a Government Authority that alleges that any Affiliated Physician Group is not in material compliance with any Applicable Law, any Permit or any material term or material condition under any Government Contract, or that informs such Affiliated Physician Group that it is under investigation by a Government Authority.

(b)          Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any Affiliated Physician Group, (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Government Authority, (iii) is or has been a defendant in any qui tam/False Claims Act or similar litigation or (iv) to the knowledge of the Company, has received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians or any other person that would indicate that the Company, any Subsidiary, and/or any Affiliated Physician Group has in the past violated, or are currently in violation of, any Applicable Law.

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(c)          Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any Affiliated Practice Group, or any of their respective officers, directors, employees or agents is a party to any contract or arrangement related to or affecting the Company, any Subsidiary and/or any Affiliated Practice Group with any physician, health care facility, or other person who is in a position to make or influence referrals to or otherwise generate business for the Company, any Subsidiary and/or any Affiliated Physician Group, to provide services, lease space, lease equipment or engage in any other venture or activity, in a manner or to the extent that any of the foregoing is prohibited by any Applicable Law.

(d)          The Company and each of its Subsidiaries are, and at all times during the last three years have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          To the knowledge of the Company, each Affiliated Physician Group and other licensed providers of medical services who currently perform medical services for the Company and each Subsidiary under any Government Contract is duly licensed or certified by the appropriate Government Authority to perform medical services in the applicable state where such person performs such medical services to the extent required by Applicable Law or under any Government Contract, except for those licenses or certifications the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(f)          Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company, any Subsidiary, nor, to the knowledge of the Company, any Affiliated Physician Group, with respect to services performed on behalf of the Company or any Subsidiary, (i) participates in or otherwise seeks payments under Medicare and Medicaid, CHAMPUS, TRICARE or any other state or federal health care programs (collectively, the “Government Programs”), or (ii) has submitted any claim or billed any third party payor for services rendered under any Government Contract. Neither the Company nor any of its Subsidiaries holds any related provider numbers and NPIs and is not a party to any provider agreement with such Government Programs.

(g)          To the knowledge of the Company, no individual employed by or contracting independently with the Company or any of its Subsidiaries, and no service provider contracting with the Company or any of its Subsidiaries, now or, in the past, is or has been debarred, disqualified, suspended or excluded from participation in any Government Program or is listed on the excluded individuals list published by the United States Department of Health and Human Services Office of the Inspector General, nor is any such debarment, disqualification, suspension or exclusion threatened or pending.

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(h)          Each of the Company and each of its Subsidiaries is in possession of all Permits necessary for each of the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement, except for those Permits the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.12(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has during the last three years received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any material Permit other than in connection with the expiration of any such Permit in accordance with its terms.

Section 4.13.        Litigation.   Except as set forth in Section 4.13 of the Company Disclosure Schedule, (a) there is no material action, claim, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any officers, directors or employees (in their capacities as such) of the Company or any of its Subsidiaries, before (or, in the case of threatened actions, claims, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, and (b) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any of their officers, directors or employees (in their capacities as such) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14.        Properties.

(a)          Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list, by street address or other location information, of all Leased Real Property, together with a list of each of the Real Property Leases thereto. The Company has good and valid leasehold interests in the Leased Real Property and under the Real Property Leases, in each case free and clear of all Liens other than Permitted Liens. Except as described on Section 4.14(a) of the Company Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company, any Company Subsidiary or any lessor(s) of Leased Real Property) in possession of the Leased Real Property. The Company has delivered to Parent true, correct and complete copies of the Real Property Leases in each case, as amended or otherwise modified and in effect.

(b)          Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

(c)          The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens other than Permitted Liens.

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Section 4.15.        Intellectual Property.

(a)          Section 4.15(a) of the Company Disclosure Schedule lists each Owned Intellectual Property Rights and each material Licensed Intellectual Property Rights.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the knowledge of the Company, any material Licensed Intellectual Property Rights. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries.

(c)          To the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

Section 4.16.        Taxes.

(a)          All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)          The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable (or that the Company is required to withhold and remit), except for such Taxes that are being contested in good faith or for which the Company has established reserves (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Company Balance Sheet in accordance with GAAP and the Company and each of its Subsidiaries has complied with all reporting and recordkeeping requirements.

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(c)          Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(d)          There is no dispute, claim, examination, investigation, audit, action, suit, proceeding, investigation or other proceeding ongoing or pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(e)          There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate reserves (excluding accruals and reserves for deferred Taxes established to reflect timing differences Between book and Tax income) have been established on the Company Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(f)          (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and which is identified in Section 4.16(f) of the Company Disclosure Schedules) or any other agreement described in clause (iii) of the definition of Tax; (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local, or foreign law), or as a transferee or successor, by contract or otherwise; and (iii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g)          To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time as a result of any (i) installment sale or open transaction made on or prior to the Effective Time; (ii) except as set forth on Section 4.16(h) of the Company Disclosure Schedule, advance amounts or prepaid amounts received prior to the Effective Time; (iii) election by the Company or any of its Subsidiaries under Section 108(i) of the Code; (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of federal, state, local, or foreign law); (v) adjustment pursuant to Section 481 of the Code (or any analogous provision of federal, state, local or foreign law); or (vi) any “closing agreement” as described in Section 7121 of the Code (or any analogous provision of federal, state, local or foreign law) executed on or prior to the Effective Time.

(i)          During the five (5)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

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(j)          During the five (5)-year period described in Section 897(c)(1), the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)          The Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(l)          There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

(m)          To the knowledge of the Company, an Internal Revenue Service (“IRS”) Form 2553 with respect to the entities currently known as Correctional Mental Health Services, Inc. and Conmed, Inc. was filed with the IRS prior to their acquisition by the Company Correctional Mental Health Services, Inc. and Conmed, Inc. were valid S corporations for U.S. federal income tax purposes at all times from the dates that they elected S corporation status on their Forms 2553 through the dates that they were acquired by the Company. At and since the time of the acquisition of the equity of the entities currently known as Correctional Mental Health Services, Inc. and Conmed, Inc. by the Company, the Company has not received any notice from any Governmental Authority that the entities did not have valid elections to be treated as an S corporation for U.S. federal income Tax purposes. With respect to the acquisition of the equity of Correctional Mental Health Services, Inc. and Conmed, Inc. by the Company, to the knowledge of the Company, the Company has filed IRS Forms 8023 with respect to such acquisitions and has not received any notice from any Governmental Authority that its Section 338(h)(10) of the Code elections were not valid.

(n)           “Tax” means (i) any and all federal, state, local, or foreign tax, governmental fee, assessment or other governmental charge, duty, imposition relating to or in the nature of or similar to taxes whatsoever, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, license, severance, stamp, premium, windfall profits, environmental, customs, duties, capital stock, social security (or similar, including FICA), unemployment, disability, registration, alternative or add-on minimum, estimated, and property taxes, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”), and any liability for any of the foregoing as transferee or successor, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or having been at any time before the Effective Time a member of an affiliated, consolidated, combined, unitary or similar group and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement; or tax allocation agreement, arrangement or understanding; or tax indemnification agreement. “Tax Return” means any report, return, document, declaration, claim for refund, election or other information or filing or statement supplied to any Taxing Authority or third party with respect to Taxes, including any attachments, schedules or information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments to any of the foregoing.

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Section 4.17.        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since January 26, 2007 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any Subsidiary (or any of their respective predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

Section 4.18.        Employee Benefit Plans.   Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)          Section 4.18(a) of the Company Disclosure Schedule, except to the extent constituting a component of any individualized compensation arrangement that is itself set forth on such Company Disclosure Schedule, contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each material offer letter, employment, severance or similar contract, plan, arrangement or policy, and each other plan, policy, program or arrangement providing for compensation, bonuses, profit-sharing, stock option, restricted stock unit or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to or required to be contributed to by the Company or any Affiliate and covers any employee or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, whether or not reduced to writing. Such plans are referred to collectively herein as the “Employee Plans.”

(b)          With respect to each Employee Plan, to the extent applicable, the Company has furnished or made available to Parent (i) the plan document, (ii) any trust agreement, custodial agreement, insurance policy or contract, administrative agreement and other similar agreement, (iii) the summary plan description and any summary of material modification, (iv) the most recent annual report on Form 5500 and (v) the most recent determination letter, advisory and/or opinion letter, as applicable, from the Internal Revenue Service, if any.

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(c)          Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, has any liability (contingent or otherwise) with respect to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any multiemployer plan, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

(d)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, advisory or opinion letter, as applicable, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any facts or circumstances why any such determination letter would be likely to be revoked or not be reissued. Except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, each Employee Plan has been maintained, funded and administered in compliance with its terms and with the requirements prescribed by Applicable Law, and there has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Plan. No fiduciary to any Employee Plan has any liability for any material breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of any of the assets of any Employee Plan.

(e)          Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code was operated in good faith compliance with Section 409A of the Code and the regulations promulgated thereunder between January 1, 2005 and December 31, 2008 and has been operated in actual operational and documentary compliance subsequently, and no such plan has resulted or would reasonably be expected to result in a participant incurring income acceleration or excise Taxes under Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation for any Taxes imposed pursuant to Section 409A of the Code.

(f)          Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay or accelerate the time of payment or vesting (except to the extent vesting from a partial termination of a tax-qualified retirement plan occurs due to Applicable Law) or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, except as provided in Section 2.07, (ii) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans, or (iii) result in payments that would not be deductible under Section 280G of the Code.

(g)          Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for those benefits required to be provided under Section 4980B of the Code or similar laws.

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(h)          There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2011.

(i)          All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s consolidated financial statements or otherwise properly reserved on the books of the Company.

(j)          There is no action, suit, investigation, audit, proceeding or other claims (except routine claims for benefits payable under the Employee Plans) pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or asserting any rights to or claims for benefits under any such plan that would give rise to a material liability to the Company. No Employee Plan is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(k)          The Company (acting through the compensation committee of the Board of Directors) has taken all such steps as may be required to cause each employment agreement entered into by the Company or a Subsidiary of the Company on the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the 1934 Act.

(l)          Except as set forth on Section 4.18(l) of the Company Disclosure Schedule, each Employee Plan and any related contracts may be amended or terminated upon no more than 31 days’ notice without penalty to the Company or its Subsidiaries other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

Section 4.19.       Labor.

(a)         Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union. To the Company’s knowledge, none of the employees of the Company or any of its Subsidiaries is covered by any such contracts or agreements. Since December 31, 2009, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage, generalized work slowdown, lockout, picketing or strike against the Company or any of its Subsidiaries by employees.

(b)         To the knowledge of the Company, no labor union or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognitions or certification as a bargaining representative of any employee or group of employees and no petition has been filed or proceedings instituted by any labor union or other labor organization with the National Labor Relations Board seeking recognition or certification as such a bargaining representative. There are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and, to the knowledge of the Company, no such representations, claims or petitions are threatened.

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(c)          True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and its Subsidiaries has been provided to Parent. Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries. No executive or key employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration.

Section 4.20.        Material Contracts.

(a)          For the purposes of this Agreement, a “Material Contract” shall mean, with respect to the Company or any of its Subsidiaries, any of the following contracts or agreements to which the Company or any of its Subsidiaries is a party or bound:

(i)          any Real Property Lease or material lease of personal property;

(ii)         any note, debenture, guarantee, loan, credit or financing agreement or instrument, other contract relating to indebtedness for borrowed money or other contract relating to indebtedness in excess of $100,000;

(iii)        any partnership, joint venture, or other similar agreement or arrangement or requiring the Company or any of its Subsidiaries to share any revenues, profits, losses, costs or liabilities with any other Person;

(iv)         any contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand (other than employment or indemnification arrangements entered into in the ordinary course of business);

(v)          any contract or agreement requiring aggregate annual payments to be made by or to the Company or any of its Subsidiaries in excess of $250,000 in any twelve month period;

(vi)         any employment contracts or arrangements (including without limitation any collective bargaining contract or union agreement) in which the Company or any of its Subsidiaries is a party relating to the employees of the Company or any of its Subsidiaries whose annual base salary exceeds $150,000 that are currently in effect and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty (or any augmentation or acceleration of benefits);

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(vii)        any contract or agreement with physicians, physician groups or any other healthcare entity or provider where the annual payments are in excess of $150,000;

(viii)      any agreement, contract or commitment requiring the Company or any of its Subsidiaries to indemnify or hold harmless any person, other than those entered into in the ordinary course of business;

(ix)         any agreement or other contract containing exclusivity covenants or covenants limiting, in any material respect, the ability of the Company or any of its Subsidiaries to compete with any person or engage in any line of business or in any area or territory;

(x)          any contract relating to the acquisition, lease, license or disposition by the Company or any of its Subsidiaries of assets and properties (other than in the ordinary course of business), where the fair market value of the assets and properties exceeds $75,000;

(xi)         any contract with a Governmental Authority;

(xii)        any contract under which (1) any person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (2) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business or indemnification obligations entered in the ordinary course of business);

(xiii)      any contract granting any person a material Lien on all or any part of the assets of the Company or any of its Subsidiaries, other than Permitted Liens or Liens that will be released at or prior to the Closing;

(xiv)        any contract involving aggregate annual payments or accruals in excess of $200,000 in any twelve (12) month period, to be made by or to the Company or any of its Subsidiaries after the date hereof, other than in the ordinary course of business which is not terminable on 30 days or less notice;

(xv)         any performance bond, payment bond or similar arrangement;

(xvi)        any earn-out or similar deferred payment obligations to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise; and

(xvii)      any Company Scheduled Contract.

(b)          Section 4.20(b) of the Company Disclosure Schedule lists all Material Contracts other than Company Scheduled Contracts.

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(c)          Except as set forth in Section 4.20(c) of the Company Disclosure Schedule and except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any other party to a Material Contract, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has in any material respect breached, violated or defaulted under any Material Contract.

Section 4.21.         Insurance. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering, (i) the Company or any of its Subsidiaries with respect to each of their business, assets and properties, and (ii) the directors and officers of the Company or its Subsidiaries, together with, in respect of each such policy, the amount of coverage and the deductible. Each insurance policy set forth on Section 4.21 of the Company Disclosure Schedule is in full force and effect (other than due to the ordinary expiration of the term thereof) and all premiums due thereon have been paid in full. Except as set forth on Section 4.21 of the Company Disclosure Schedule, between January 1, 2010 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any of its Subsidiaries (except with respect to policies that have been replaced with similar policies), (b) material alteration in coverage provided under any material insurance policy held by the Company or any of its Subsidiaries, or (c) material adjustment in the amount of the premiums payable, refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any of its Subsidiaries, except for notices that (i) are in accordance with the terms of the insurance policy, or (ii) have been withdrawn or are no longer pending. Except as set forth on Section 4.21 of the Company Disclosure Schedule, there is no pending claim by the Company or any of its Subsidiaries under any insurance policy held by the Company or any of its Subsidiaries in excess of $100,000.

Section 4.22.         Government Contracts.  Except as set forth in Section 4.22 of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that is currently a party to a agreement or contract with the Company intends to terminate, fail to renew, or substantially reduce its business with the Company and its Subsidiaries, and as of the date hereof no such Governmental Authority has terminated or substantially reduced its business with the Company and its Subsidiaries in the twelve (12) months immediately preceding the date hereof (other than upon the expiration of, or failure to renew, any material agreement or contract).

Section 4.23.         Change of Control.  Section 4.23 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature in excess of $100,000 individually or $250,000 in the aggregate which is or may become payable to any present or former employee, consultant, independent contractor, agent or director of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated hereby.

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Section 4.24.         State Takeover Statutes. The Company has opted out of Section 203 of Delaware Law with the effect that the provisions of such Section are inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti−takeover or similar statute or regulation applies or purports to apply to any such transactions. To the Company’s knowledge, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti−takeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25.         Finders’ Fees.  Except for Cantor Fitzgerald & Co., a copy of whose engagement letter has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.26.         Opinion of Financial Advisor. The Company has received the opinion of Cantor Fitzgerald & Co., financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Offer Price is fair to the Company’s stockholders from a financial point of view (such opinion, the “Fairness Opinion”).

Section 4.27.         Absence of Questionable Payments. To the knowledge of the Company, during the last three years, none of the Company, any Subsidiary or any of their respective managers, directors, officers, agents, employees, or Affiliates or any other Persons acting on their behalf have, in their capacity with or on behalf of the Company or any Subsidiary: (i) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, (ii) accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 4.28.         Professional Licenses. To the knowledge of the Company, each Affiliated Physician Group and other licensed providers of medical services who currently perform medical services for the Company and each Subsidiary under any Government Contract is duly licensed or certified by the appropriate Government Authority to perform medical services in the applicable state where such person performs such medical services to the extent required by Applicable Law or under any Government Contract.

Section 4.29.         Absence of Claims to Federal or State Healthcare Programs. Except as set forth on Section 4.29 of the Company Disclosure Schedule, neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any Affiliated Physician Group has submitted any claim or billed any federal or state healthcare program or any other third-party payor for services rendered under any Government Contract, excluding any payments received from the respective correctional facilities and jails under the Government Contracts.

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Section 4.30.         Indebtedness.  Except as set forth on Section 4.30 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any liabilities for Indebtedness.

Article 5
Representations and Warranties of Parent

Each of Parent and Merger Subsidiary, jointly and severally, represents and warrants to the Company that:

Section 5.01.         Corporate Existence and Power. Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Kansas. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 5.02.         Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company or corporate powers of Parent and Merger Subsidiary, as applicable, and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Subsidiary, as applicable. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03.         Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no Filing, other than (i) the Filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iv) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04.         Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

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Section 5.05.         Ownership of Company Stock. As of the date hereof, Parent does not own any shares of Company Stock.

Section 5.06.        Information Supplied.   None of the information supplied by Parent for inclusion in (a) the Offer Documents, the Schedule 14D-9 or the Offer Information Statement shall, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the subject matter thereof which has become misleading, or (b) the Proxy Statement, if any, shall, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, Schedule 14D-9, Offer Information Statement, or Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.07.         Litigation. There is no action, claim, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.08.         Operations of Merger Subsidiary. Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Subsidiary will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

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Section 5.09.         Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligations to consummate the Merger as set forth herein, (b) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (disregarding all materiality and Material Adverse Effect qualifications contained therein), (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions and (d) compliance by the Company with its covenants and agreements hereunder, (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own assets having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.10.         Agreements with Company Stockholders, Directors or Management.  As of the date hereof, except for the Voting Agreements, neither Parent, Merger Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

Section 5.11.        Access to Information; Disclaimer.  Each of Parent and Merger Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained on behalf of the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed.

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Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.        Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice (including with respect to receivables collection and payables payment policies and practices) and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, the Company shall use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. In addition, from the date hereof until the Effective Time, the Company will provide Parent with reasonable updates regarding communications with its customers regarding contract status, renewals and terminations unless such communication would violate an existing confidentiality provision in any written agreement between the Company and such customer. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)          amend its certificate of incorporation, bylaws or other similar organizational documents;

(b)          (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any shares of capital stock of any Subsidiary that is not wholly owned;

(c)          (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options or Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement, and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security, provided, however, that the Company may amend any Warrant subject to fair value accounting to remove the provisions that resulted in liability treatment under such fair value accounting standards;

(d)          incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $150,000 in the aggregate;

(e)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $150,000 in the aggregate, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

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(f)          sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) the sale of equipment, inventory, products or services in the ordinary course of business consistent with past practices, or (ii) the licensing of Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)          make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(h)          create, incur, assume or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding at any time greater than $150,000 in the aggregate (together with all other Indebtedness for borrowed money of the Company or its Subsidiaries) or (ii) amend, modify or refinance any of the foregoing, if any;

(i)          enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts which expire upon their terms or (y) entering into any client or customer or supplier contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(j)           except to the extent required to comply with Applicable Law or as required to comply with any Employee Plan, (i) grant any new or increase any severance, retention, change in control, retirement or termination pay arrangement to (or amend any existing severance pay, retention, change in control, retirement or termination arrangement) other than providing standard severance or termination rights in connection with new hires, in the ordinary course of business consistent with past practice and so long any such payments are not payable upon, do not increase as a result of, and are otherwise unrelated to, a change of control or similar transaction, including the transactions contemplated by this Agreement, (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than in connection with new hires or promotions in the ordinary course of business consistent with past practice, (iii) increase benefits payable under any existing severance or termination pay policies, (iv) establish, adopt or amend (except as required by Applicable Law) any Employee Plan, collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock, restricted stock unit, equity or equity-based compensation or other benefit plan or arrangement or (v) increase compensation, bonus or other benefits payable to any director, officer, independent contractor or employee with an annual base salary in excess of $150,000 of the Company or any of its Subsidiaries, except for regularly scheduled increases to current employees made in the ordinary course of business consistent with past practice or pursuant to an employment agreement or arrangement in existence on the date hereof, (vi) modify or otherwise alter the payroll practices or policies of the Company or any of its Subsidiaries, or (vii) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date of this Agreement);

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(k)          make any material change in the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Applicable Law and agreed to by the Company’s independent public accounting firm;

(l)          offer, propose, agree to or otherwise settle, pay, discharge, satisfy or waive (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation, claim or dispute against the Company, any of its Subsidiaries or any of their officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby in each case, with respect to clauses (i), (ii) and (iii), if such settlement would, in any single case, result in damages, fines or other penalties payable to or by the Company or its Subsidiaries in excess of $250,000 and other than as contemplated by Section 6.07;

(m)          permit the lapse of, or engage in any action that constitutes a violation of, any Permit;

(n)          enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union or works council;

(o)          implement any action which constitutes a “mass layoff” under the WARN Act;

(p)          enter into a new line of business;

(q)          fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(r)          adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) other than as permitted by the terms of this Agreement;

(s)          engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the 1934 Act) or any of the Company’s Affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Schedule; or

(t)          agree to do any of the foregoing.

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Section 6.02.       Company Stockholder Meeting.

(a)          If approval of the Company’s stockholders is required under Applicable Law in order to consummate the Merger, as promptly as practicable following Merger Subsidiary’s acceptance for payment of shares of Company Stock tendered pursuant to the Offer (the time of such acceptance being the “Acceptance Time”), the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, for the purpose of voting on the Company Stockholder Approval; provided, however, that the Company may delay, adjourn or postpone the date of the Company Stockholder Meeting (i) if and to the extent necessary to obtain a quorum of its stockholders to take action at the Company Stockholder Meeting, (ii) if and to the extent the Company determines in good faith (after consultation with outside legal counsel) that such delay, adjournment or postponement is required by Applicable Law, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith (after consultation with outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting and/or (iv) if on the date of the Company Stockholder Meeting, the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval. Subject to Section 6.04, in the event of a Company Stockholder Meeting, the Board of Directors of the Company, shall (a) recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders, (b) take all lawful actions reasonably necessary to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger shall be the only matters (other than matters of procedure or other matters required by Applicable Law) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(b)          Unless the Merger can be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 6.03, following the Acceptance Time, Parent may notify the Company whether Parent intends to adopt this Agreement by executing an action by written consent, signed by Parent and/or its Subsidiaries that own issued and outstanding shares of Company Stock, as the holders of a majority of the issued and outstanding shares of Company Stock pursuant to Section 228 of Delaware Law (the “Parent Stockholders Consent”). Upon receipt of such notice, the Company shall, in accordance with and subject to the requirements of Applicable Law, as promptly as practicable after the execution and delivery of the Parent Stockholders Consent, file an information statement relating to such Parent Stockholders Consent to be sent to the Company’s stockholders, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Information Statement”) in lieu of the Proxy Statement and take such other actions specified in Section 6.02(a) with respect to the Information Statement in place of with respect to the Proxy Statement.

Section 6.03.        Short-Form Merger. Notwithstanding the provisions of Section 6.02 and Section 8.03 hereof, in the event that Merger Subsidiary shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Stock pursuant to the Offer, the exercise, if any, of the Top-Up Option or otherwise and otherwise holds at least ninety percent (90%) of all other classes of capital stock of the Company, if any that, but for Section 253 of Delaware Law would be entitled to vote on the adoption of this Agreement, the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a Company Stockholder Meeting.

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Section 6.04.        No Solicitation; Other Offers; Obligation to Terminate Existing Discussions.

(a)          General Prohibitions. Except as expressly permitted by Section 6.04(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into, continue, or otherwise participate in any discussions or negotiations with respect thereto, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection therewith, or otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any such inquiries, proposals, discussions or negotiations, (iii) enter into any agreement or understanding (including, without limitation, any definitive transaction document, letter of intent or similar agreement) relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) resolve or propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal. Except as expressly permitted by Section 6.04(b), neither the Board of Directors of the Company nor any committee thereof shall (A) fail to make, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) in a manner adverse to Parent the Company Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) a Company Acquisition Proposal, (C) (x) fail to publicly recommend against any Company Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within five (5) Business Days after Parent so requests in writing, (D) fail to recommend against any Company Acquisition Proposal subject to Regulation 14D under the 1934 Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Company Acquisition Proposal, or (E) fail to include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in the foregoing clauses (A) through (E), an “Adverse Company Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the determination by the Board of Directors of the Company that a Company Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination or (3) the delivery by the Company of the notice required by the last sentence of this Section 6.04 shall constitute an Adverse Company Recommendation Change). It is agreed that any violation of the restrictions on the Company set forth in this Section 6.04(a) by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.04(a) by the Company.

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(b)          Exceptions. Notwithstanding Section 6.04(a), at any time prior to the approval and adoption of this Agreement by the Company’s stockholders, if the Company or any of its Representatives has received a bona fide written Company Acquisition Proposal that the Board of Directors of the Company reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, the Company, directly or indirectly through its Representatives, may, as long as the Company, its Subsidiaries and their Representatives shall not have breached or taken any action inconsistent with Section 6.04(a), (i) engage in negotiations or discussions with such Third Party and its Representatives, (ii) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a customary confidentiality agreement (which confidentiality agreement shall not prohibit the Company or its Subsidiaries from providing any information to Parent required by this Section 6.04) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party, subject to the right of the Company to withhold information where such disclosure would contravene any Applicable Law, and (iii) take any action that any court of competent jurisdiction orders the Company to take; provided, however, that prior to taking any action described in Section 6.04(b)(i) or Section 6.04(b)(ii) above, (A) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to the holders of Company Stock under Applicable Law and (B) the Board of Directors of the Company shall determine in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Company Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; or (y) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)          Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 24 hours in advance of taking such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is considering making, a Company Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request. The Company shall keep Parent informed, on a current basis, in reasonable detail of the status and details of any such Company Acquisition Proposal, indication or request and shall as promptly as practicable provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal.

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(d)          Adverse Company Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to the earlier to occur of the Acceptance Time or the Company Stockholder Approval (i) make an Adverse Company Recommendation Change in response to an Intervening Event and/or a Superior Proposal and (ii) terminate this Agreement pursuant to Section 10.01(d)(i) to enter into a definitive agreement with respect to a Superior Proposal; provided, however, the Board of Directors of the Company shall not take any action described in the foregoing clauses (i) and (ii) unless (A) the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal or Intervening Event and that failure to do so would be reasonably likely to violate its fiduciary duties under Applicable Law, (B) the Company shall have complied with its obligations under this Section 6.04, and (C) the Company promptly notifies Parent in writing, at least three (3) Business Days before taking such action, of such determination of the Board of Directors of the Company and of its intention to effect an Adverse Company Recommendation Change in response to such Intervening Event or Superior Proposal. Such notice in response to an Intervening Event shall specify in reasonable detail the facts underlying the decision by the Board of Directors of the Company to take such action and during such three (3) Business Day period, the Company shall, if requested by Parent, engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Company Recommendation Change, in which case the Board of Directors of the Company shall not take any action described in clauses (i) and (ii) above. Such notice in response to a Superior Proposal shall attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and identify the Third Party making such Superior Proposal and, during such three (3) Business Day period, the Company shall (and shall cause its financial and legal advisors to) negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three (3) Business Day period under this Section 6.04(d)).

(e)          Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any financing conditions associated with the proposal, the identity of the Person making the proposal, any break-up fees, expense reimbursement provisions, expected timing and other conditions to consummation, are more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Board of Directors of the Company determines in good faith is reasonably likely to be consummated without excessive delay relative to the transactions contemplated by this Agreement.

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Section 6.05.      Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) upon prior written request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries at all reasonable times, (b) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request in writing and (c) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, constitute a waiver of the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement, provided that the Company has used its commercially reasonable efforts to provide the requested information in a way that would not result in a violation, waiver or contravention, as applicable.

Section 6.06.       Tax Matters.

(a)          From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make, rescind, or change any election with respect to Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; settle or compromise any Tax claim, audit or assessment; enter into an agreement with respect to Taxes with any Governmental Entity (including a “closing agreement” under Code section 7121); surrender any right to claim a refund for Taxes; consent to any non-automatic extension of the statute of limitations applicable to any Tax claim or assessment; or take any other similar action.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, including the Merger and including any real property transfer tax and any similar Tax shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

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Section 6.07.      Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of, and cooperate with Parent in connection with, any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated hereby, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Article 7
Covenants of Parent

Each of Parent and Merger Subsidiary agrees that:

Section 7.01.      Director and Officer Liability. Without limiting any additional rights that any Person may have under any agreement or Company Plan, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)          From the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses (provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the current and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law.

(b)          Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of sixth (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

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(c)          Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least seven (7) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy, and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; and provided, further, that in no event shall the Company pay (or agree to pay) in excess of $175,000 for any such D&O Insurance policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least seven (7) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such seven (7)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)          If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01. The rights of this Section 7.01 are intended to be for the benefit of the Third Parties referenced in this Section 7.01 and their respective heirs and legal representatives.

(e)          The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.01 is not prior to, or in substitution for, any such claims under any such policies. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and shall not be terminated or modified in a manner as to adversely affect any Indemnified Person to whom this Section 7.01 applies without the consent of such affected Indemnified Party.

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(f)          Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.01.

Section 7.02.       Employee Matters.

(a)          Following the Effective Time, Parent will give each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Parent Employee Plan, (b) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation.

(b)          During the six (6)-month period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such six (6)-month period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by either the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time or the Parent or its Subsidiaries to its similarly situated employees.

(c)          Nothing in this Section 7.02 shall (i) be treated as the adoption or amendment of, or undertaking to adopt or amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending, modifying, or terminating any employee benefit plan (subject to the foregoing provisions of this Section 7.02), (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

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Section 7.03.      Confidentiality. Each of Parent and Merger Subsidiary will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated January 24, 2012, by and between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.04.      Financing Cooperation. The Company shall reasonably cooperate in connection with any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated hereby as may be reasonably requested by Parent. Such cooperation by the Company and its subsidiaries and their Representatives shall include, at the reasonable request of Parent, (a) participation in a reasonable number of meetings, drafting sessions, rating agency presentations and due diligence sessions, (b) furnishing Parent and its Representatives with all financial and other pertinent information regarding the Company or any of its Subsidiaries as may be reasonably requested by Parent, (c) reasonably assisting Parent and its sources of financing for the transactions contemplated hereby (the “Financing Sources”) in the preparation of offering and syndication documents and materials, including rating agency presentations, road show presentations and similar documents and materials, in connection with any financing (all such documents and materials, collectively, the “Financing Documents”), including providing customary authorization letters related thereto, (d) facilitating the execution and delivery at the Offer Closing of definitive documents related to any financing, (e) facilitating the pledging of collateral in connection with any financing, including executing and delivering any customary collateral documents and other customary certificates and documents as may be reasonably requested by Parent (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such documents or certificates shall be effective unless and until the Effective Time occurs), and (f) using commercially reasonable efforts to obtain customary payoff letters, redemption notices, releases of liens and instruments of termination or discharge and (g) using, after the Closing, its commercially reasonable efforts to permit any cash and marketable securities of the Company and its Subsidiaries that can reasonably be made available to pay a portion of the aggregate purchase price, to be made available for that purpose. The provisions of this Section 7.04 shall not require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability prior to the Closing with respect to any financing and Parent shall bear all costs and reimburse the officers and directors of the Company and its Subsidiaries for any out-of-pocket expenses they may incur in complying with this Section 7.04, including expenses associated with attending meetings, presentations or similar sessions. The Company hereby consents to the reasonable use of its logos in connection with any financing, provided that such logos are not used in a manner that harms or disparages the Company.

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Article 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.       Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, the Company, Merger Subsidiary and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) causing the conditions of the other party to the Merger set forth in Article 9 to be satisfied, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all Permits and other confirmations required to be obtained from any Governmental Authority or other third party, including consents under any Material Contract, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, subject to Section 6.04. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall use reasonable best efforts to file applications and any other filings that may be required to own and operate X-ray equipment with the state healthcare regulatory agencies in the states where the Company and its Subsidiaries currently operate.

(b)          Parent will take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger, subject to and in accordance with the terms and conditions set forth in this Agreement.

Section 8.02.       [Reserved].

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Section 8.03.     Proxy Statement and Other Required Company Filings. Subject to Section 6.02(b) and Section 6.03, if approval of, or notification to, the Company’s stockholders is required by Applicable Law to consummate the Merger, then promptly following the Acceptance Time, the Company shall prepare and file with the SEC not later than ten (10) Business Days after such date the Proxy Statement in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting. Parent and Merger Subsidiary shall furnish all information concerning Parent and Merger Subsidiary (and their respective Affiliates, if applicable) as is required to be included in the Proxy Statement or which is reasonably requested by the Company. The Company shall use reasonable best efforts to cause the Proxy Statement to be filed with the SEC, respond to any comments of the SEC or its staff, and disseminate to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and the earlier of (a) if the SEC does have comments, confirmation from the SEC that it has no additional comments on the Proxy Statement, or (b) the expiration of the 10-day waiting period provided in Rule 14a-6(a) under the 1934 Act. Neither the Company nor any of its Affiliates, if applicable, shall file the Proxy Statement or any document, correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case without providing Parent and Merger Subsidiary a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement comments reasonably proposed by Parent or Merger Subsidiary. Unless this Agreement is earlier terminated pursuant to Article 10, the Company shall (i) advise Parent and Merger Subsidiary promptly after it receives notice thereof, of any receipt of a request, whether written or oral, by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Subsidiary with copies of all correspondence with its Representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy Statement or any other filing required under Applicable Law. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or any other filing required under Applicable Law, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable filing required under Applicable Law describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Unless the Company Board has effected an Adverse Company Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any other filing required under Applicable Law.

Section 8.04.       Public Announcements. Except as may be required by Applicable Law or stock market regulations:

(a)          The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent; and

(b)          Except for any press release or public announcement as may be required by Applicable Law, court process or any listing agreement with any national securities exchange, no other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed);

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provided, however, in each case, that if such release or announcement is required by Applicable Law or stock market regulations, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, further, that the restrictions set forth in this Section 8.04 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change.

Section 8.05.       Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.       Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(b)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)          any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(e)          any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section (ii)(b) of the Offer Conditions not to be satisfied; and

(f)          any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section (ii)(d) of the Offer Conditions not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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Section 8.07.       Section 16 Matters. Prior to the Effective Time, the Company may approve such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16(a) of the 1934 Act with respect to equity securities of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08.       Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE Amex to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE Amex and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing.

Section 8.09.       Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

Section 8.10.       Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Offer, the acquisition of shares of Company Stock pursuant to the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 8.11.       Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Board of Directors) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the 1934 Act.

Article 9
Conditions to the Merger

Section 9.01.       Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)          if required by Applicable Law, the Company Stockholder Approval in accordance with Delaware Law shall have been obtained;

(b)         no Governmental Authority having jurisdiction over any party hereto shall have issued any order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited;

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(c)          the Acceptance Time shall have occurred; and

(d)         the aggregate number of Dissenting Shares as of the Effective Time shall not equal or exceed 10% of the aggregate number of shares of Company Stock outstanding at such time.

Article 10
Termination

Section 10.01.     Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)          by mutual written agreement of the Company and Parent;

(b)          by either the Company or Parent, if:

(i)          the Acceptance Time has not occurred on or before 6:00 pm, New York time, September 14, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Company shall not be permitted to terminate this Agreement under this Section 10.01(b)(i) at any time that this Agreement may be terminated by either the Company or Parent under Section 10.01(b)(iii);

(ii)         (A) any Applicable Law makes consummation of the Merger illegal or otherwise prohibited or (B) any Governmental Authority of competent jurisdiction shall have issued an order, decree or rule or taken any other action (including the failure to have taken an action), that may have the effect of permanently enjoining or otherwise prohibiting the Company or Parent from consummating the offer or the Merger and such injunction or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose action or failure to act has been the principal cause of, or resulted directly in, such Applicable Law or action prohibiting consummation of the Merger; or

(iii)        the Offer Termination shall have occurred without Merger Subsidiary having accepted for payment any shares of Company Stock pursuant to the Offer and at the time of such expiration or termination any of the Offer Conditions shall not be satisfied or waived; or

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(c)        by Parent, if:

(i)          (A) an Adverse Company Recommendation Change shall have occurred, (B) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9, (C) the Company shall have failed to call or hold the Company Stockholder Meeting in accordance with Section 6.02 if required under Applicable Law in order to consummate the Merger, (D) the Company enters into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, a Company Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.04(b)), (E) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, or (F) the Company or the Company Board of Directors shall have publicly announced its intention to do any of the actions set forth in the foregoing clauses (A), (B), (C) or (D);

(ii)         if there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, the failure of the conditions set forth in Section (ii)(b), Section (ii)(d) or Section (ii)(e) of the Offer Conditions and which breach has not been cured within thirty (30) days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(iii)        the Company shall have breached in any material respect any of its obligations under Section 6.04; or

(d)         by the Company, if:

(i)          an Adverse Company Recommendation Change shall have occurred and the Company has paid any amounts due pursuant to Section 11.04(b) in accordance with the terms and at the time specified therein; or;

(ii)         there shall have been a material breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach shall have not been cured within thirty (30) days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

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Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, however, that, the payment obligations set forth in Section 11.04 shall survive termination hereof. The provisions of this Section 10.02 and Section 7.03, and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Article 11
Miscellaneous

Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Correct Care Solutions, LLC

1283 Murfreesboro Road, Suite 500

Nashville, TN 37217

Attention:	Jerry Boyle

Leilani Boulware

Facsimile No.:	(615) 324-5731

(615) 815-2733

E-mail:	jboyle@correctcaresolutions.com

lboulware@correctcaresolutions.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention:	Jane D. Goldstein

Kendrick Chow

Facsimile No.:	(617) 235-0376

(617) 235-0432

E-mail:	jane.goldstein@ropesgray.com

kendrick.chow@ropesgray.com

if to the Company, to:

Conmed Healthcare Management, Inc.

7250 Parkway Drive, Suite 400

Hanover, Maryland 21076

Attention: Chief Executive Officer

Facsimile No.: (410) 712-4760

E-mail: rturner@conmed-inc.com

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with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James A. Grayer, Esq.
Facsimile No.: (212) 715-8000
E-mail: jgrayer@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.     Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article 11.

Section 11.03.     Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Each Financing Source is an express third party beneficiary of this Section 11.03(a), Section 11.04(c), Section 11.07, and Section 11.08 which sections may not be amended, modified or waived by the parties hereto without the express written consent of the Financing Sources.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.     Fees and Expenses.

(a)          General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)          Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(i)          The Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $1,716,000:

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(1)	if Parent terminates this Agreement pursuant to (A) Section 10.01(c)(i) or (B) Section 10.01(c)(iii);

(2)	if (x) the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(i) and (y) (A) prior to such termination a Company Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company’s stockholders or Board of Directors and not withdrawn and (B) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated, in which case the Company Termination Fee shall be paid contemporaneous with the entering into or consummation of a definitive agreement for, a Company Acquisition Proposal (provided, however, that for purposes of this clause (2), each reference to “15%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50.1%”); or

(3)	if the Company terminates this Agreement pursuant to Section 10.01(d)(i) or the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(iii).

(ii)         If this Agreement is terminated pursuant to:

(1)	Section 10.01(c)(ii), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to all of the documented out-of-pocket expenses of Parent (the “Termination Expenses”) within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the aggregate payments by the Company pursuant to this Section 11.04(b)(ii)(1) shall not exceed $858,000; and

(2)	Section 10.01(b)(ii)(B) and such order, decree, rule or action arises as a result of actions taken by stockholders of the Company, then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to the Termination Expenses within two (2) Business Days after delivery to the Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the aggregate payments by the Company pursuant to this Section 11.04(b)(ii)(2) shall not exceed $858,000.

(iii)        Parent agrees to pay a fee (the “Parent Termination Fee”) to the Company in the amount of $1,716,000 if the Company terminates this Agreement pursuant to Section 10.01(d)(ii).

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The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company within two (2) Business Days following the termination of this Agreement in the case of Section 11.04(b)(i)(1) and (3) or in the case of Section 11.04(b)(ii), and within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 11.04(b)(i)(2). For the avoidance of doubt, any payment to be made by any party under Section 11.04(b) shall be payable only once to such other party with respect to Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof or on more occasion pursuant to the same subsection of this Section 11.04.

(c)          Exclusive Remedy.

(i)          The parties acknowledge that the payments required to be made pursuant to Section 11.04(b) shall be, with respect to the matters giving rise to the payments in clause (b) of this Section, the sole and exclusive remedy of the parties hereto for monetary damages under this Agreement related to the matters giving rise to such payments.

(ii)         The Company acknowledges and agrees that the termination of this Agreement pursuant to Section 10.01 and, if applicable, the collection of the Parent Termination Fee shall be the Company’s sole and exclusive remedy in the event of any breach of this Agreement by Parent or Merger Subsidiary. In furtherance of the foregoing, in no event shall the Company be entitled to seek or recover monetary damages or specific performance or any other remedy (whether sounding at law or in equity) against Parent, Merger Subsidiary or any of their respective Affiliates, stockholders, partners, members, directors, managers, officers, employees, financing sources, agents or representatives other than pursuant to Section 11.04 and Section 11.13. Each of Parent and Merger Subsidiary acknowledges and agrees that in no event shall Parent or Merger Subsidiary be entitled to seek or recover monetary damages or any other remedy (whether sounding at law or in equity) against the Company or any of its Affiliates, stockholders, partners, members, directors, managers, officers, employees, agents or representatives other than as set forth in Section 11.04 and Section 11.13.

(iii)        The parties acknowledge and agree that (A) the fees and other provisions of this Section 11.04 are an integral part of the transactions contemplated by this Agreement, (B) the Company Termination Fee or the Parent Termination Fee, as applicable, shall constitute liquidated damages and not a penalty and (C) without these agreements, the parties would not enter into this Agreement.

(iv)        If the Company fails to pay the Company Termination Fee as required pursuant to this Section 11.04 when due, or Parent fails to pay the Parent Termination Fee as required pursuant to this Section 11.04 when due, (a) such fee shall accrue interest for the period commencing on the date such fee became past due through the date such fee is actually paid, at a rate equal to the Interest Rate and (b) the Company or Parent, as applicable, shall also pay to Parent or the Company, as applicable, all of the Company’s or Parent’s costs and expenses (including attorneys’ fees) in connection with all actions to collect the past due fee.

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(v)         The Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the Parent Termination Fee or the Company Termination Fee, as applicable, on more than one occasion.

Section 11.05.    Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or any Company SEC Document filed after December 31, 2011 and before the date hereof shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that (x) disclosures contained or referenced in any part of the Company SEC Document filed after December 31, 2011 and before the date hereof under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein that are predictive, cautionary or forward-looking in nature, and (y) exhibits or other documents appended thereto shall not be deemed to be an exception to (or, as applicable, disclosure for purposes of) any representations and warranties of the Company contained in this Agreement. The inclusion of any information in the Company Disclosure Schedule or in any Company SEC Document filed after December 31, 2011 and before the date hereof, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 11.06.     Binding Effect; Benefit; Assignment.

(a)         The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.01 and Section 11.13 (relating to the Company’s actions on behalf of its stockholders), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)         No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

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Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. Each of the parties hereto (a) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (b) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees (A) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources arising out of or relating to this Agreement or the transactions contemplated hereby, the transactions contemplated by the Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, and (B) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts other than a state or federal court sitting in the Borough of Manhattan within the City of New York.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11.  Entire Agreement. This Agreement, the Confidentiality Agreement and each of the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance; Monetary Damages. The Company agrees that irreparable damage to Parent and Merger Subsidiary would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof, in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question, in addition to any other remedy to which they are entitled at law or in equity. The Company hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CONMED HEALTHCARE MANAGEMENT, INC

By:	/s/ Richard W. Turner
	Name:	Richard W. Turner
	Title:	Chairman & Chief Executive Officer

CORRECT CARE SOLUTIONS, LLC

By:	/s/ Gerard Boyle
	Name:	Gerard Boyle
	Title:	President & Chief Executive Officer

HANOVER MERGER SUB, INC.

By:	/s/ Gerard Boyle
	Name:	Gerard Boyle
	Title:	President

[Signature page to Merger Agreement]

EXHIBIT A

Parent Knowledge Parties

1.          Gerard Boyle

2.          Cary McClure

EXHIBIT B

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Subsidiary shall not be required to, and Parent shall not be required to cause Merger Subsidiary to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Merger Subsidiary’s obligation to pay for or return tendered shares of Company Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Stock tendered pursuant to the Offer unless, by the expiration of the Offer (as it may be extended in accordance with Section 2.01 of this Agreement), (i) there shall have been validly tendered and not withdrawn that number of shares of Company Stock which, when added to the shares of Company Stock already owned by Parent or any of its Subsidiaries, would represent at least 90% of the outstanding shares of Company Stock at such time (such number of shares, the “Minimum Tender Condition”) and (ii) each of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(a)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer or the Merger, by any Governmental Authority) enjoining or otherwise preventing or prohibiting the consummation of the Offer, the Top-Up Option (in the event that the exercise of the Top-Up Option is necessary) or the Merger, or making the Merger, Offer or Top-Up Option (in the event that the exercise of the Top-Up Option is necessary) illegal, shall be in effect;

(b)          The representations and warranties of the Company (i) set forth in Section 4.05 and Section 4.25 shall be true and correct in all respects, (ii) set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06, Section 4.12 and Section 4.26 shall be true and correct in all material respects, and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) and clause (ii) of this paragraph (b), shall be true and correct (disregarding for purposes of this clause (iii) all qualifications or limitations set forth in any representations or warranties as to “materiality” or “Material Adverse Effect” and words of similar import therein) except, with respect to clause (i), clause (ii) and clause (iii), to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date, provided, however, that notwithstanding anything contained herein to the contrary, the condition set forth in this clause (iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct has had or would reasonably be expected to have a Material Adverse Effect;

(c)          No event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(d)          The Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants to be performed or complied with by it under this Agreement on or prior to the expiration of the Offer;

(e)          The Company shall have delivered to Parent a certificate signed by its chief executive officer or another senior officer of the Company and certifying as to the satisfaction by the Company, of the applicable conditions specified in clauses (b), (c) and (d) of this Exhibit B;

(f)           The Board of Directors of the Company shall not have withdrawn, modified, qualified or amended the Company Board Recommendation in any manner adverse to Parent;

(g)          The aggregate number of Dissenting Shares as of the Effective Time shall not equal or exceed 10% of the aggregate number of shares of Company Stock outstanding at such time;

(h)          There shall not have been any cancellation or termination, or threatened cancellation or termination in writing by a person or entity who has decision-making authority with respect to such customer contract, of customer contracts of the Company or any of its Subsidiaries, that are in effect as of the date of this Agreement (other than the customer contract with Alexandria, Virginia), that in aggregate would have the effect of a loss of annualized revenue greater than $4,000,000;

(i)           The Company and its Subsidiaries shall have on hand immediately prior to the Acceptance Time cash and cash equivalents determined in accordance with GAAP in an aggregate amount equal to or greater than the sum of $16,500,000 minus the costs and expenses arising out of or relating to this Agreement and the consummation of the transactions contemplated hereby (the “Cash on Hand Amount”);

(j)           The Company shall have provided a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulation, certifying that the shares of the Company are not United States real property interests within the meaning of Section 897(c) of the Code;

(k)           There shall not have been (i) enacted any change in Applicable Law, (ii) any change in the enforcement of any Applicable Law, or (iii) any public announcement by a Governmental Authority indicating that it intends to change its interpretation or enforcement of Applicable Law, in each case, that would reasonably be expected to impair in any material respect the ability of the Company or any of its Subsidiaries to continue to conduct their businesses in a manner consistent with historical practice in Arizona, Maryland, Virginia and Washington;

(l)           This Agreement shall not have been terminated in accordance with its terms; and

(m)           In the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Merger Subsidiary owns at least 90% of the outstanding shares of Company Stock immediately after the Offer Closing, the shares of Company Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn shall be sufficient for Merger Subsidiary and its affiliates to own at least 90% of the outstanding shares of Company Stock immediately after the Offer Closing (after giving effect to such exercise).

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Subsidiary to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary, and may be waived by Parent or Merger Subsidiary in whole or in part at any time and from time to time, subject in each case to the terms of this Agreement (including Section 2.01(a)) and Applicable Law. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONMED HEALTHCARE MANAGEMENT, INC

(a Delaware corporation)

*****

1.          Name. The name of this corporation is Conmed Healthcare Management, Inc.

2.          Registered Office. The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.          Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4.          Capital Stock. The total number of shares of stock that the corporation shall have authority to issue is 1000 shares of common stock, $0.01 par value per share (“Common Stock”). Each share of Common Stock shall be entitled to one vote.

5.          Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.          Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

7.          Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8.          Liability of Directors. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EXHIBIT C

9.          Indemnification. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10.        Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

11.        Meeting of Stockholders of Certain Classes. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.